Exhibit (a)(1)(v)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

AEROHIVE NETWORKS, INC.

at

$4.45 Per Share

by

CLOVER MERGER SUB, INC.

a wholly-owned subsidiary of

EXTREME NETWORKS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (NEW YORK CITY TIME) AT THE END OF THE DAY ON THURSDAY, AUGUST 8, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 12, 2019

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 12, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Clover Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Extreme Networks, Inc. (“Extreme”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Aerohive Networks, Inc. (“Aerohive”), a Delaware corporation, at a price per Share of $4.45 in cash (the “Offer Price”), without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF AEROHIVE UNANIMOUSLY RECOMMENDS THAT

YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $4.45 per Share in cash, without interest, subject to any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 26, 2019, by and among Extreme, the Purchaser and Aerohive (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Aerohive (the “Merger”), with Aerohive continuing as the surviving corporation and as a wholly-owned subsidiary of Extreme (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Aerohive, with Aerohive surviving as a wholly-owned subsidiary of Extreme, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Extreme, Aerohive or any of their direct or indirect wholly-owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

4. Aerohive’s Board of Directors has unanimously (i) determined that terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and the consideration to be paid therewith, are fair to, and in the best interests of, Aerohive and its stockholders; (ii) determined that it is in the best interests of the Aerohive and its stockholders and advisable to enter into the Merger Agreement; (iii) approved, adopted and authorized the execution of the Merger Agreement and any other agreements, certificates, documents or other instruments contemplated thereby or to be executed or delivered in connection with the transactions contemplated by the Merger Agreement; and (iv) resolved to recommend that Aerohive’s stockholders accept the Offer and tender their shares pursuant to the Offer.

5. The Offer and withdrawal rights will expire at midnight (New York City time) at the end of the day on Thursday, August 8, 2019 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration date of the Offer, that number of Shares which, together with the number of Shares (if any) then owned by Extreme or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser, represents at least a majority of the Shares then outstanding (determined in accordance with the Merger Agreement) and no less than a majority of the voting power of the shares of capital stock of Aerohive then outstanding (determined in accordance with the Merger Agreement) and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures (to the extent such procedures are permitted by the Purchaser) that have not yet been delivered in settlement or satisfaction of such guarantee); (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the German Act against Restraints of Competition, having expired or been terminated and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AEROHIVE NETWORKS, INC.

at

$4.45 Per Share

Pursuant to the Offer to Purchase dated July 12, 2019

by

CLOVER MERGER SUB, INC.

a wholly-owned subsidiary of

EXTREME NETWORKS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 12, 2019 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Clover Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Extreme Networks, Inc. (“Extreme”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Aerohive Networks, Inc. (“Aerohive”), a Delaware corporation, at a price of $4.45 per Share in cash (the “Offer Price”), without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as June 26, 2019, by and among Extreme, the Purchaser and Aerohive (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:             SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

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